EXHIBIT 2.1
                                    AGREEMENT

                             AND PLAN OF ACQUISITION

                                 BY AND BETWEEN

                         TECHNOL FUEL CONDITIONERS, INC.

                                       AND

                            ALLIED SYNDICATIONS, INC.

                                 APRIL 10, 2005

                                       20

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                        AGREEMENT AND PLAN OF ACQUISITION

This AGREEMENT AND PLAN OF ACQUISITION (this "Agreement"), dated as of, April 10, 2005, is made and entered into by and between Technol Fuel Conditioners, Inc., a Colorado corporation ("Parent"), and Allied Syndications, Inc., a Texas corporation (the "Company"). Parent and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                   WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Allied be acquired by Parent on a share exchange basis pursuant to the terms of this Agreement, pursuant to which Allied be a wholly owned subsidiary of Parent; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Acquisition shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a "plan of reorganization" within the meaning of the Code; and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Acquisition; and

WHEREAS, as a condition to, and upon the execution of this Agreement, Richard Underwood, the respective Founder is to be employed by contractual agreement with the Company to ensure the continuity of management of the Company, and

WHEREAS, the parties have agreed that the existing assets and business of Parent, through its wholly owned subsidiary, Technol Fuel Conditioners, Inc., a New Jersey Corporation, will be sold to Technol Fuel Acqusition Corp. a New Jersey corporation, which will assume all the current subsidiary payables and obligations pursuant to the attached Asset Purchase Agreement to be consummated immediately after the effective date of this Agreement; and

WHEREAS, the Parties and certain persons who are stockholders of Parent have entered into certain Escrow Agreement attached hereto as Exhibit C (the "Escrow Agreement") whereby the amount of shares of the common stock of Parent that may be sold by said stockholders does not unduely burden the trading market for the Parent's common stock for a period of time following the Closing of this Agreement.

WHEREAS: the Company has entered into that certain Responsible Party Agreement attached hereto as Exhibit D (the "Responsible Party Agreement") to ensure that certain filings and reports required by the Securities Exchange Act of 1934 (the "1934 Act") are timely filed in accordance with the 1934 Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.Ver6

WHEREAS, as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are concurrently herewith entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit B, whereby each such shareholder agrees to vote in favor of the Acquisition and all other transactions contemplated by this Agreement.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Acquisition (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:

                                       A.

                                 THE ACQUISITION

      1. THE ACQUISITION. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement the Company, shall be acquired in its entirety by Parent subject to the planned "step transaction" anticipated by the Constituent Corporations to ensure the Company's compliance with applicable state securities laws, the Securities Act of 1933, and the Securities Exchange Act of 1934 as reasonably determined by the Company and by each of the Constituent Corporations (the "Securities Compliance Requirement")

      1.2 EFFECT OF ACQUISITION. At the Effective Time, the effect of the Acquisition shall be as provided in this Agreement, the applicable provisions of the Colorado Business Corporations Act ("CBCA").

      1.3 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, the Acquisition shall become effective upon filing any required notices with Texas or Colorado.The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

      1.4 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of the Parent Corporation (Technol) shall be the persons who were the directors of the Company immediately prior to the Effective Time as elected by the existing directors of Parent, prior to their resignations, and the officers of the Parent Corporation shall be the persons who were the officers of the Company immediately prior to the Effective Time. Said directors and officers of the Parent Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Parent Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Parent Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Parent Corporation.1.5 Taking of Necessary Action; Further Action. Subject to the Securities Compliance Requirement, Parent, Subsidiary and the Company, respectively, shall each use its or their commercially reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Acquisition under the CBCA at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Parent Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

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      1.5   THE CLOSING. The closing of the transactions contemplated by this
Agreement (the "Closing") will take place at the offices of the Company, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                       B.

                            CONVERSION OF SECURITIES

      1. Conversion of Securities. At the Effective Time, by virtue of the Acquisition and without any action on the part of Parent, Subsidiary, the Company, the holder of any shares of Company Common Stock (as defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

            (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, no par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(g) below)) will be canceled and extinguished and be converted automatically into the right to receive forty hundred twenty nine (429) (or such conversion which, when converted will deliver to Company shareholders Forty Hundred Twenty Nine Thousand (429,000) shares of Parent Series A Convertible Preferred Stock (the "Exchange Ratio") of the Parent (the "Parent Series A Convertible Preferred Stock") pursuant to the attached designation of such Series A Convertible Preferred Stock. The Parties acknowledge and agree that the timing and arrangements for the actions to be taken to effect the purposes of this Section
2.1 of this Agreement shall be undertaken only at such time with such protective measures so as to allow the Company to be reasonably assured that exchange of the Company Common Stock for the Series A Preferred Stock can be effected with reasonable assurance that the Company is in compliance with the requirements of the Securities Act of 1933, applicable state securities laws, and the Texas Business Corporation Act.

            (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of (i) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, re-capitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time or (ii) any increase in the number of shares of Company Common Stock on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), other than increases resulting from transactions permitted in
Section 5.1 hereof, so as to provide holders of Company Common


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Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, re-capitalization, combination, exchange of shares, adjustment or like change or increase.

            (d) Fractional Shares. No fraction of a share of Parent Series A Convertible Preferred Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Series A Convertible Preferred Stock (after aggregating all fractional shares of Parent Series A Convertible Preferred Stock to be received by such holder) shall receive from Parent one whole share of Parent Series A Convertible Preferred Stock

            (e) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, if dissenters rights exist under the Texas Business Corporations Act (TBCA) which are applicable to the Acquisition, shares of Company Common Stock that are issued and outstanding prior to the Effective Date and which are held by shareholders who (A) have not voted such shares in favor of the Acquisition, (B) shall have delivered, prior to any vote on the Acquisition, a written demand for the fair value of such shares in the manner provided in the TBCA and (C) as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the shares of Parent Series A Convertible Preferred Stock pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by the CBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the TBCA shall receive payment therefore from the Parent Corporation in accordance with the TBCA; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under the TBCA, such holder or holders (as the case may be) shall forfeit the right of appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Parent Corporation of the applicable shares of Parent Series A Convertible Preferred Stock, as provided in Section 2.1 hereof.

            (ii) The Company shall give Parent (A) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to the TBCA received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the TBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

      2.    STOCK OPTIONS.

            (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under any Company Stock Option Plans (each, a "Company Option"), whether vested or unvested immediately prior to the Effective Time, shall be assumed by Parent and converted into an option (each, a "Parent Option") to acquire, on substantially the same terms and conditions, including but not limited to any performance criteria with respect to the Company's business operations set forth in the applicable stock option agreements as were applicable under such Company Option, the number of whole shares of Parent Series A Convertible Preferred Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded down to

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the nearest whole number of shares of Parent Series A Convertible Preferred
Stock), and the per share exercise price of the shares of Parent Series A Convertible Preferred Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.2 of the Company Disclosure Letter (as defined in the preamble to Article III hereof)), the Company shall not, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

            (b) All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Acquisition and shall continue to be exercisable by the Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the conversion to Parent Series A Convertible Preferred Stock and the Exchange Ratio.

            (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Series A Convertible Preferred Stock for delivery upon exercise of the Parent Options and/or debt conversion.

            (d) Parent will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Closing Date continue to qualify as Incentive Stock Options of Parent after the Closing.

            (e) Warrants. At the Effective Time, each warrant, if any, to purchase shares of Company Common Stock outstanding immediately prior to the Effective Date (each, a "Company Warrant") shall be assumed by Parent and converted into a warrant (each a "Parent Warrant") to acquire, on substantially the same terms and conditions, the number of whole shares of Parent Series A Convertible Preferred Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to
Section 2.1(e) above (rounded down to the nearest whole number of shares of Parent Series A Convertible Preferred Stock), and the per share exercise price of the shares of the Parent Series A Convertible Preferred Stock issuable upon exercise of such Parent Warrant shall be equal to the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.3 of the Company Disclosure Letter), the Company shall not take any action prior to the Effective Time that will extend the exercise period of any Company Warrant or otherwise amend the terms of outstanding Company Warrants.


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      3.    EXCHANGE OF CERTIFICATES.

            (a) Prior to the Effective Time, Parent shall designate a law firm, transfer agent, a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as exchange agent ("Exchange Agent") in the Acquisition.

            (b) Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, (i) the aggregate number of shares of Parent Series A Convertible Preferred Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.1(f) (the "Exchange Fund").

Subject to the Company's reasonable assurance of compliance with state and federal securities laws and a contemplated "step transaction" to effect the purposes of the exchange, then within ten (10) business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Series A Convertible Preferred Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Series A Convertible Preferred Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(f), to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Series A Convertible Preferred Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 2.1(f). The Constituent Corporations recognize and agree that the timing and procedures described in this Section 2.4(c) shall, at all times, be subject to the Company's reasonable assurance that its performance of the foregoing actions will not conflict with its obligations and ensure its compliance under state and federal securities laws and the Company shall have the right, in the exercise of its good faith, to amend or adjust the actions contemplated by this Section 2.4(c) to ensure the performance of said obligations and compliance.

            (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Series A Convertible Preferred Stock with a record date after the Effective Time will be paid to the holder of any un-surrendered Certificate with respect to the shares of Parent Series A Convertible Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Series A Convertible Preferred Stock issued in exchange therefore, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Series A Convertible Preferred Stock.

            (d) None the Parent Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

            (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

            (f) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand of Parent, and any former shareholders of the Company shall thereafter look only to Parent for satisfaction of their claim for certificates representing shares of Parent Series A Convertible Preferred Stock in exchange for their shares of Company Common Stock pursuant to the terms of
Section 2.1 hereof.

            (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to the Exchange Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Exchange Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Exchange Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Exchange Agent will deliver to such person, such shares of Parent Series A Convertible Preferred Stock and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1.

                                       C.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and its Subsidiary that to the Knowledge of the Company, the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Parent on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

      1. ORGANIZATION AND QUALIFICATION. To the Knowledge of the Company, each of the Company and its Subsidiaries (as defined below) is a company duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. To the Knowledge of the


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Company, each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable organizational document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has delivered to Parent accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises as a result of the transactions contemplated hereby), or (ii) would prevent or materially impair the Company's ability to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the term "Company Material Adverse Effect" shall, for all purposes under this Agreement, not include any one or more changes, effects, events, or conditions that create or result in liabilities, costs, expenses that are less than two hundred fifty thousand dollars ($250,000). As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

      2. CAPITAL STOCK OF SUBSIDIARIES. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share of capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except as listed in Section 3.2 of the Company Disclosure Letter. Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and non-assessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto other than restrictions on transfer pursuant to applicable securities laws.

      3. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, no par value per share and no other form of equity shares are authorized. As of the close of business on December 31, 2004(the "Company Measurement Date"), (a)no more than ten million (10,000,000) shares of Company Common


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Stock were issued and outstanding (the "Outstanding Shares"), (b) no shares of
Company Preferred Stock were issued and outstanding, (c) the Company had no shares of Company Common Stock held in its treasury, (d) no Company Options to purchase shares of Company Common Stock in the aggregate have been granted and remain outstanding under the Company Stock Option Plans ("Company Option Plans"), (e) no Company Warrants to purchase shares of Company Common Stock were outstanding, and (f) except for the Company Options and Company Warrants, there were no outstanding Rights (defined below). Except as permitted by Section 5.1(b) and except as provided by the last sentence of this Section 3.3 of this Agreement, since the Company Measurement Date, no additional shares in the Company have been issued and no Rights have been granted. Except as described in the preceding sentence or as set forth in Section 3.3 of the Company Disclosure Letter, the Company has: (1) no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote; (2) all issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights; and
(3) there are not, as of the date hereof, any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of the capital stock of the Company or any of its Subsidiaries, other than rights to purchase shares under the Company Stock Option Plans and Company Warrants, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, re-price, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. Notwithstanding the representations and warranties made in this Section 3.3 of this Agreement, the Parties acknowledge that the Company has undertaken and has continued to undertake prior to the Effective Date, an exempt offering of its common stock to certain investors pursuant to claims of exemption under state and federal securities with the result that the Company has issued and has received subscriptions receivable for the issuance of additional shares of the Company's Common Stock.

      4. AUTHORITY RELATIVE TO THIS AGREEMENT. To the Knowledge of the Company, the Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the Acquisition and the other transactions contemplated hereby and thereby under applicable law. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Acquisition and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Acquisition or other transactions contemplated hereby and thereby (other than approval by the Company's shareholders required by applicable law). To the Knowledge of the Company, this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

      5.    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, to the Knowledge of the Company neither the execution and delivery of this Agreement by the Company nor the consummation of the Acquisition or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) To the Knowledge of the Company, o filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Acquisition or other transactions contemplated hereby or thereby except such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

      6.    SECURITIES FILINGS; FINANCIAL STATEMENTS.

            (a) To the Knowledge of the Company, the Company and/or its predecessor, has filed all forms, reports, schedules, statements and other documents required to be filed by it since its inception in 2003 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company Securities Reports") with any applicable governing body in Texas or Kentucky. The Company Securities Reports (i) were prepared in all material respects with all applicable requirements of the Securities Acts of Texas and/or Kentucky as applicable, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Securities Report filed prior to the date of this

Agreement which was superseded by a subsequent Company Securities Report filed prior to the date of this Agreement. No Subsidiary of the Company is or was required to file any report, form or other document with any regulatory body.

            (b) To the Knowledge of the Company, the un-audited consolidated financial statements and un-audited consolidated interim financial statements of the Company and its Subsidiaries included (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

            (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, un-matured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be shown on the face of a balance sheet or disclosed in notes to financial statements under United States generally accepted accounting principles, except (i) liabilities recorded on the Company's un-audited balance sheet at September 30, 2004 (the "Balance Sheet") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, or (ii) liabilities or obligations incurred since September 30, 2004 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, have a Company Material Adverse Effect not otherwise reflected in the Company disclosure schedules attached hereto under Schedule 3.2(c).

      7. ABSENCE OF CHANGES OR EVENTS. EXCEPT AS SET FORTH IN SECTION 3.7 OF THE COMPANY DISCLOSURE LETTER, SINCE DECEMBER 31, 2004 THROUGH THE DATE OF THIS AGREEMENT AND TO THE KNOWLEDGE OF THE COMPANY, THE COMPANY AND ITS SUBSIDIARIES HAVE NOT INCURRED ANY LIABILITY OR OBLIGATION THAT HAS RESULTED OR WOULD REASONABLY BE EXPECTED TO RESULT IN A COMPANY MATERIAL ADVERSE EFFECT, AND THERE HAS NOT BEEN ANY CHANGE IN THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES WHICH HAS HAD, OR WOULD REASONABLY BE EXPECTED TO HAVE, INDIVIDUALLY OR IN THE AGGREGATE, A COMPANY MATERIAL ADVERSE EFFECT, AND THE COMPANY AND ITS SUBSIDIARIES HAVE CONDUCTED THEIR RESPECTIVE BUSINESSES IN THE ORDINARY COURSE CONSISTENT WITH THEIR PAST PRACTICES.

      8. LITIGATION. EXCEPT AS SET FORTH IN SECTION 3.8 OF THE COMPANY DISCLOSURE LETTER AND TO THE KNOWLEDGE OF THE COMPANY, THERE IS NO (a) CLAIM, ACTION, SUIT OR PROCEEDING PENDING OR, TO THE KNOWLEDGE (AS DEFINED IN SECTION
8.6 HEREOF) OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THREATENED AGAINST OR RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR (b) OUTSTANDING JUDGMENT, ORDER, WRIT, INJUNCTION OR DECREE (COLLECTIVELY, "ORDERS"), OR APPLICATION, REQUEST OR MOTION THEREFOR, IN A PROCEEDING TO WHICH THE COMPANY, ANY SUBSIDIARY OF THE COMPANY OR ANY OF THEIR RESPECTIVE ASSETS WAS OR IS A PARTY EXCEPT ACTIONS, SUITS, PROCEEDINGS OR ORDERS THAT, INDIVIDUALLY OR IN THE AGGREGATE, HAS NOT HAD OR WOULD NOT REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT, AND NEITHER THE COMPANY NOR ANY SUBSIDIARY IS IN DEFAULT IN ANY MATERIAL RESPECT WITH RESPECT TO ANY SUCH ORDER.

      9. TITLE TO PROPERTIES. THE COMPANY DOES NOT OWN ANY REAL PROPERTY. THE COMPANY HAS HERETOFORE MADE AVAILABLE TO PARENT CORRECT AND COMPLETE COPIES OF ALL LEASES, SUBLEASES AND OTHER AGREEMENTS (COLLECTIVELY, THE "REAL PROPERTY LEASES") UNDER WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES USES OR OCCUPIES OR HAS THE RIGHT TO USE OR OCCUPY, NOW OR IN THE FUTURE, ANY REAL PROPERTY OR FACILITY (THE "LEASED REAL PROPERTY"), INCLUDING WITHOUT LIMITATION ALL MODIFICATIONS, AMENDMENTS AND SUPPLEMENTS THERETO. EXCEPT IN EACH CASE WHERE THE FAILURE WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, WOULD REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT OR EXCEPT AS OTHERWISE SET FORTH IN SECTION 3.9 OF THE COMPANY DISCLOSURE LETTER, (i) THE COMPANY OR ONE OF ITS SUBSIDIARIES HAS A VALID LEASEHOLD INTEREST IN EACH PARCEL OF LEASED REAL PROPERTY FREE AND CLEAR OF ALL LIENS EXCEPT LIENS OF RECORD AND OTHER PERMITTED LIENS AND EACH REAL PROPERTY LEASE IS IN FULL FORCE AND EFFECT, (ii) ALL RENT AND OTHER SUMS AND CHARGES DUE AND PAYABLE BY THE COMPANY OR ITS SUBSIDIARIES AS TENANTS THEREUNDER ARE CURRENT IN ALL MATERIAL RESPECTS, (iii) NO TERMINATION EVENT OR CONDITION OR UNCURED DEFAULT OF A MATERIAL NATURE ON THE PART OF THE COMPANY OR ANY SUCH SUBSIDIARY OR, TO THE KNOWLEDGE OF THE COMPANY OR ANY SUCH SUBSIDIARY, THE LANDLORD, EXISTS UNDER ANY REAL PROPERTY LEASE, (iv) THE COMPANY OR ONE OF ITS SUBSIDIARIES IS IN ACTUAL POSSESSION OF EACH LEASED REAL PROPERTY AND IS ENTITLED TO QUIET ENJOYMENT THEREOF IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE REAL PROPERTY LEASE AND APPLICABLE LAW, AND (v) THE COMPANY AND ITS SUBSIDIARIES OWN OUTRIGHT ALL OF THE PERSONAL PROPERTY (EXCEPT FOR LEASED PROPERTY OR ASSETS FOR WHICH IT HAS A VALID AND ENFORCEABLE RIGHT TO USE) WHICH IS REFLECTED ON THE BALANCE SHEET, EXCEPT FOR PROPERTY SINCE SOLD OR OTHERWISE DISPOSED OF IN THE ORDINARY COURSE OF BUSINESS AND CONSISTENT WITH PAST PRACTICE AND EXCEPT FOR LIENS OF RECORD AND OTHER PERMITTED LIENS. EXCEPT WHERE THE FAILURE WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE A COMPANY MATERIAL ADVERSE EFFECT, THE PLANT, PROPERTY AND EQUIPMENT OF THE COMPANY AND ITS SUBSIDIARIES THAT ARE USED IN THE OPERATIONS OF THEIR BUSINESSES ARE IN REASONABLE OPERATING CONDITION AND REPAIR, SUBJECT TO ORDINARY WEAR AND TEAR, AND, SUBJECT TO NORMAL MAINTENANCE, ARE AVAILABLE FOR USE.

      10. CERTAIN CONTRACTS. TO THE KNOWLEDGE OF THE COMPANY, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES HAS BREACHED, OR RECEIVED IN WRITING ANY CLAIM OR NOTICE THAT IT HAS BREACHED, ANY OF THE TERMS OR CONDITIONS OF (i) ANY AGREEMENT, CONTRACT OR COMMITMENT REQUIRED TO BE FILED AS AN EXHIBIT TO THE COMPANY SECURITIES REPORTS (INCLUDING ANY AGREEMENTS, CONTRACTS OR COMMITMENTS ENTERED INTO SINCE SEPTEMBER 30, 2004 THAT WILL BE REQUIRED TO BE FILED BY THE COMPANY WITH THE SEC IN ANY REPORT), (ii) ANY AGREEMENTS, CONTRACTS OR COMMITMENTS WITH MANUFACTURERS, SUPPLIERS, SALES REPRESENTATIVES, DISTRIBUTORS, OR OEM STRATEGIC PARTNERS OF THE COMPANY PURSUANT TO WHICH THE COMPANY RECOGNIZED REVENUES OR PAYMENTS IN EXCESS OF $50,000 FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2004, OR (iii) ANY AGREEMENTS, CONTRACTS OR COMMITMENTS CONTAINING COVENANTS THAT LIMIT THE ABILITY OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO COMPETE IN ANY LINE OF BUSINESS OR WITH ANY PERSON (AS DEFINED IN SECTION 8.6 HEREOF), OR THAT INCLUDE ANY EXCLUSIVITY PROVISION OR INVOLVE ANY RESTRICTION ON THE GEOGRAPHIC AREA IN WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES MAY CARRY ON ITS BUSINESS (COLLECTIVELY, "COMPANY MATERIAL CONTRACTS"), IN SUCH A MANNER AS, INDIVIDUALLY OR IN THE AGGREGATE, HAS HAD OR WOULD REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT. SECTION
3.10 OF THE COMPANY DISCLOSURE LETTER LISTS EACH COMPANY MATERIAL CONTRACT DESCRIBED IN CLAUSES (ii) AND (iii) OF THE PRECEDING SENTENCE. EACH COMPANY MATERIAL CONTRACT THAT HAS NOT EXPIRED BY ITS TERMS IS IN FULL FORCE AND EFFECT AND IS THE LEGAL, VALID AND BINDING OBLIGATION OF THE COMPANY AND/OR ITS SUBSIDIARIES, ENFORCEABLE AGAINST THEM IN ACCORDANCE WITH ITS TERMS, SUBJECT TO APPLICABLE BANKRUPTCY, INSOLVENCY, REORGANIZATION, MORATORIUM AND

SIMILAR LAWS AFFECTING CREDITORS RIGHTS AND REMEDIES GENERALLY AND SUBJECT, AS TO ENFORCEABILITY, TO GENERAL PRINCIPLES OF EQUITY (REGARDLESS OF WHETHER ENFORCEMENT IS SOUGHT IN A PROCEEDING AT LAW OR IN EQUITY), EXCEPT WHERE THE FAILURE OF SUCH COMPANY MATERIAL CONTRACT TO BE IN FULL FORCE AND EFFECT OR TO BE LEGAL, VALID, BINDING OR ENFORCEABLE AGAINST THE COMPANY AND/OR ITS SUBSIDIARIES HAS NOT HAD AND WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT. EXCEPT AS SET FORTH IN SECTION 3.10 OF THE COMPANY DISCLOSURE LETTER, NO CONSENT, APPROVAL, WAIVER OR AUTHORIZATION OF, OR NOTICE TO ANY PERSON IS NEEDED IN ORDER THAT EACH SUCH COMPANY MATERIAL CONTRACT SHALL CONTINUE IN FULL FORCE AND EFFECT IN ACCORDANCE WITH ITS TERMS WITHOUT PENALTY, ACCELERATION OR RIGHTS OF EARLY TERMINATION BY REASON OF THE CONSUMMATION OF THE ACQUISITION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      11. COMPLIANCE WITH LAW. TO THE KNOWLEDGE OF THE COMPANY, AND EXCEPT WHERE THE FAILURE WOULD NOT HAVE A COMPANY MATERIAL ADVERSE EFFECT, ALL ACTIVITIES OF THE COMPANY AND ITS SUBSIDIARIES HAVE BEEN, AND ARE CURRENTLY BEING, CONDUCTED IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH ALL APPLICABLE UNITED STATES FEDERAL, STATE, PROVINCIAL AND LOCAL AND OTHER FOREIGN LAWS, ORDINANCES, REGULATIONS, INTERPRETATIONS, JUDGMENTS, DECREES, INJUNCTIONS, PERMITS, LICENSES, CERTIFICATES, GOVERNMENTAL REQUIREMENTS, AND ORDERS OF ANY COURT OR OTHER GOVERNMENTAL ENTITY OR ANY NONGOVERNMENTAL SELF-REGULATORY AGENCY, AND THE COMPANY IS NOT AWARE OF ANY NOTICE THAT HAS BEEN RECEIVED BY THE COMPANY'S BOARD OF DIRECTORS OR ANY SUBSIDIARY OF ANY CLAIMS FILED AGAINST THE COMPANY OR ANY SUBSIDIARY ALLEGING A VIOLATION OF ANY SUCH LAWS, REGULATIONS OR OTHER REQUIREMENTS WHICH WOULD BE REQUIRED TO BE DISCLOSED IN ANY COMPANY SECURITIES REPORT. TO THE KNOWLEDGE OF THE COMPANY, THE COMPANY STOCK OPTION PLANS AND WARRANTS, IF ANY, HAVE BEEN DULY AUTHORIZED, APPROVED AND OPERATED IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH ALL APPLICABLE SECURITIES, CORPORATE AND OTHER LAWS OF EACH JURISDICTION IN WHICH PARTICIPANTS OF SUCH PLANS ARE LOCATED. TO THE KNOWLEDGE OF THE COMPANY, THE COMPANY AND ITS SUBSIDIARIES HAVE ALL PERMITS, LICENSES AND FRANCHISES FROM GOVERNMENTAL ENTITIES REQUIRED TO REASONABLY CONDUCT THEIR BUSINESSES AS NOW BEING CONDUCTED, EXCEPT FOR SUCH PERMITS, LICENSES AND FRANCHISES THE ABSENCE OF WHICH HAS NOT HAD AND WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE A COMPANY MATERIAL ADVERSE EFFECT.

      12.   INTELLECTUAL PROPERTY RIGHTS;

            (a) To the Knowledge of the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or presently planned to be conducted, except for such rights the absence of which would not be reasonably expected to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). The Company and its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

            (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Company Third Party Intellectual Property Rights"), the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter, under the caption referencing this
Section 3.12, lists all royalties, license fees, sublicense fees of the Company.

            (c) To the Knowledge of the Company, all patents, mining claims, energy royalty agreements, natural resources interests, registered trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting. The Company's Board of Directors is not aware that it:(i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, misappropriation or conflict in the cases of clause (i) and (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has interfered with, infringed upon, or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) Except where the failure to do so would not have a Company Material Adverse Effect, each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

      13.   TAXES.

            (a) "Tax" or "Taxes" shall mean all U.S Internal Revenue, federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

            (b) To the Knowledge of the Company, and except as set forth in (or resulting from matters set forth in) Section 3.13 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                  TO THE KNOWLEDGE OF THE COMPANY, THE COMPANY AND ITS SUBSIDIARIES HAVE PREPARED AND TIMELY FILED WITH THE APPROPRIATE GOVERNMENTAL AGENCIES ALL FRANCHISE, INCOME, SALES AND ALL OTHER MATERIAL TAX RETURNS AND REPORTS REQUIRED TO BE FILED ON OR BEFORE THE EFFECTIVE TIME (COLLECTIVELY "RETURNS"), TAKING INTO ACCOUNT ANY EXTENSION OF TIME TO FILE GRANTED TO OR OBTAINED ON BEHALF OF THE COMPANY AND/OR ITS SUBSIDIARIES;

                  TO THE KNOWLEDGE OF THE COMPANY, ALL TAXES OF THE COMPANY AND ITS SUBSIDIARIES SHOWN ON SUCH RETURNS OR OTHERWISE KNOWN BY THE COMPANY TO BE DUE OR PAYABLE HAVE BEEN TIMELY PAID IN FULL TO THE PROPER AUTHORITIES, OTHER THAN SUCH TAXES AS ARE BEING CONTESTED IN GOOD FAITH BY APPROPRIATE PROCEEDINGS OR WHICH ARE ADEQUATELY RESERVED FOR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES;

                  ALL DEFICIENCIES RESULTING FROM TAX EXAMINATIONS OF INCOME, SALES AND FRANCHISE AND ALL OTHER MATERIAL RETURNS FILED BY THE COMPANY AND ITS SUBSIDIARIES IN ANY JURISDICTION IN WHICH SUCH RETURNS ARE REQUIRED TO BE SO FILED HAVE EITHER BEEN PAID OR ARE BEING CONTESTED IN GOOD FAITH BY APPROPRIATE PROCEEDINGS;

                  NO DEFICIENCY HAS BEEN ASSERTED OR ASSESSED AGAINST THE COMPANY OR ANY OF ITS SUBSIDIARIES WHICH HAS NOT BEEN SATISFIED OR OTHERWISE RESOLVED, AND NO EXAMINATION OF THE COMPANY OR ANY OF ITS SUBSIDIARIES IS PENDING OR, TO THE KNOWLEDGE OF THE COMPANY, THREATENED FOR ANY MATERIAL AMOUNT OF TAX BY ANY TAXING AUTHORITY;

                  NO EXTENSION OF THE PERIOD FOR ASSESSMENT OR COLLECTION OF ANY MATERIAL TAX IS CURRENTLY IN EFFECT AND NO EXTENSION OF TIME WITHIN WHICH TO FILE ANY MATERIAL RETURN HAS BEEN REQUESTED, WHICH RETURN HAS NOT SINCE BEEN FILED;

                  TO THE KNOWLEDGE OF THE COMPANY, ALL RETURNS FILED BY THE COMPANY AND ITS SUBSIDIARIES ARE CORRECT AND COMPLETE IN ALL MATERIAL RESPECTS OR ADEQUATE RESERVES HAVE BEEN ESTABLISHED WITH RESPECT TO ANY ADDITIONAL TAXES THAT MAY BE DUE (OR MAY BECOME DUE) AS A RESULT OF SUCH RETURNS NOT BEING CORRECT OR COMPLETE;

                  TO THE KNOWLEDGE OF THE COMPANY, NO TAX LIENS HAVE BEEN FILED AGAINST THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY WITH RESPECT TO ANY TAXES;

                  NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES HAVE MADE SINCE JUNE OF 2003, AND NONE WILL MAKE, ANY VOLUNTARY ADJUSTMENT BY REASON OF A CHANGE IN THEIR ACCOUNTING METHODS FOR ANY PRE-ACQUISITION PERIOD;

                  TO THE KNOWLEDGE OF THE COMPANY, THE COMPANY AND ITS SUBSIDIARIES HAVE MADE TIMELY PAYMENTS OF THE TAXES REQUIRED TO BE DEDUCTED AND WITHHELD FROM THE WAGES PAID TO THEIR EMPLOYEES;

                  THE COMPANY AND ITS SUBSIDIARIES ARE NOT PARTIES TO ANY TAX SHARING OR TAX MATTERS AGREEMENT; AND

                  TO THE KNOWLEDGE OF THE COMPANY, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES IS LIABLE TO BE ASSESSED FOR OR MADE ACCOUNTABLE FOR ANY TAX FOR WHICH ANY OTHER PERSON OR PERSONS MAY BE LIABLE TO BE ASSESSED OR MADE ACCOUNTABLE WHETHER BY VIRTUE OF THE ENTERING INTO OR THE CONSUMMATION OF THE ACQUISITION OR BY VIRTUE OF ANY ACT OR ACTS DONE BY OR WHICH MAY BE DONE BY OR ANY CIRCUMSTANCE OR CIRCUMSTANCES INVOLVING OR WHICH MAY INVOLVE ANY OTHER PERSON OR PERSONS.

      14. EMPLOYEES. NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES IS A PARTY TO ANY COLLECTIVE BARGAINING AGREEMENT, ARRANGEMENT OR LABOR CONTRACT WITH A LABOR UNION OR LABOR ORGANIZATION, WHETHER FORMAL OR OTHERWISE. THE COMPANY DISCLOSURE LETTER, UNDER THE CAPTION REFERENCING THIS SECTION 3.14, LISTS ALL EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS (OR ANY OTHER AGREEMENTS THAT MAY RESULT IN THE ACCELERATION OF OUTSTANDING OPTIONS) OF THE COMPANY OR ITS SUBSIDIARIES. EACH OF THE COMPANY AND ITS SUBSIDIARIES IS IN COMPLIANCE WITH ALL APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ALL APPLICABLE EXTENSION ORDERS) RESPECTING EMPLOYMENT AND EMPLOYMENT PRACTICES, TERMS AND CONDITIONS OF EMPLOYMENT, EQUAL OPPORTUNITY, ANTI-DISCRIMINATION LAWS, AND WAGES AND HOURS, EXCEPT WHERE SUCH NONCOMPLIANCE HAS NOT HAD AND WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, REASONABLY BE EXPECTED TO HAVE, A COMPANY MATERIAL ADVERSE EFFECT. THERE IS NO LABOR STRIKE, SLOWDOWN OR STOPPAGE PENDING (OR, TO THE KNOWLEDGE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, ANY UNFAIR LABOR PRACTICE COMPLAINTS, LABOR DISTURBANCES OR OTHER CONTROVERSIES RESPECTING EMPLOYMENT WHICH ARE PENDING OR THREATENED WHICH, IF THEY ACTUALLY OCCURRED, WOULD REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT) AGAINST THE COMPANY OR ANY OF ITS SUBSIDIARIES.

      15.   EMPLOYEE BENEFIT PLANS.

            (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company and its Subsidiaries for the benefit of present or former employees or with respect to which the Company and its Subsidiaries otherwise has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). The Company Disclosure Letter, under the caption referencing this Section 3.15(a), sets forth all material Plans by name and brief description.

            (b) To the Knowledge of the Company and to the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply and have complied with the requirements of ERISA, the Code and other applicable law, except where such noncompliance would not, individually or in the aggregate, have a Company Material Adverse

Effect. With respect to the Plans, (i) all required contributions which are due have been made and an accrual required by generally accepted accounting principles has been made on the books and records of the Company or its Subsidiaries for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), except for such transactions, if any, which have not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.15(b), all benefits under the Plans (other than Code
Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded.

            (c) Parent has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company or its Subsidiaries from the Internal Revenue Service (the "IRS") regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) current summary plan descriptions; and (iv) annual returns/reports on Form 5500 and summary annual reports for the most recent plan year. To the Knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts under Section 401(a) of the Code.

            (d) Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any actual or potential material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

            (e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any actual or potential material liability for death or medical benefits after separation from employment

            (f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, except for such breaches, if any, which have not had and would not, individual or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

            (g) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject any person or entity to any liability or Tax imposed by the IRS or DOL in connection with any Plan, except for such liability or Tax that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve, except for such reserves which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (h) To the Knowledge of the Company, there are no (i) legal, administrative or other proceedings or governmental investigations or audits, or
(ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the Knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (i) Each Plan may be terminated directly or indirectly by Parent and the Company, in their sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing the Parent or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Effective Date, except for (i) liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, (ii) continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, and
(iii) liabilities which would not have a Company Material Adverse Effect.

      16.   ENVIRONMENTAL MATTERS.

            (a) To the Knowledge of the Company, the Company and its Subsidiaries (i) have been in compliance and are presently complying in all material respects with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws, that would, with respect to any of (i), (ii) or (iii) above, be required to be disclosed under U.S. Securities Laws.

            (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

      17. FOREIGN CORRUPT PRACTICES ACT. NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES (NOR ANY PERSON REPRESENTING THE COMPANY OR ANY OF ITS SUBSIDIARIES) HAS AT ANY TIME DURING THE LAST FIVE YEARS (a) MADE ANY PAYMENT IN VIOLATION OF THE FOREIGN CORRUPT PRACTICES ACT OR SIMILAR LAWS OF OTHER COUNTRIES WHERE THE COMPANY ENGAGES IN BUSINESS, OR (b) MADE ANY PAYMENT TO ANY FOREIGN, FEDERAL OR STATE GOVERNMENTAL OFFICER OR OFFICIAL, OR OTHER PERSON CHARGED WITH SIMILAR PUBLIC OR QUASI-PUBLIC DUTIES, OTHER THAN PAYMENTS REQUIRED OR PERMITTED BY THE LAWS OF THE UNITED STATES OR ANY JURISDICTION THEREOF.

      18. EXPORT CONTROL LAWS. THE COMPANY HAS CONDUCTED ITS EXPORT TRANSACTIONS IN ACCORDANCE IN ALL MATERIAL RESPECTS WITH APPLICABLE PROVISIONS OF UNITED STATES EXPORT CONTROL LAWS AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE EXPORT ADMINISTRATION ACT AND IMPLEMENTING EXPORT ADMINISTRATION REGULATIONS.

      19.   FINDERS OR BROKERS. EXCEPT FOR SUCH PERSONS AS SET FORTH IN SECTION
3.19 OF THE COMPANY DISCLOSURE LETTER, WHOSE FEES WILL BE PAID BY THE COMPANY, NONE OF THE COMPANY, THE SUBSIDIARIES OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") OR ANY MEMBER OF THE COMPANY BOARD HAS EMPLOYED ANY AGENT, INVESTMENT BANKER, BROKER, FINDER OR INTERMEDIARY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY WHO MIGHT BE ENTITLED TO A FEE OR ANY COMMISSION IN CONNECTION WITH THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

      20. BOARD RECOMMENDATION. THE COMPANY BOARD HAS, AT A MEETING OF SUCH COMPANY BOARD DULY APPROVED AND ADOPTED THIS AGREEMENT, THE ACQUISITION, AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, DECLARED THE ADVISABILITY OF THE ACQUISITION AND RECOMMENDED THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE ACQUISITION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, AND HAS NOT AS OF THE DATE HEREOF RESCINDED OR MODIFIED IN ANY RESPECT ANY OF SUCH ACTIONS.

      21. VOTE REQUIRED. THE AFFIRMATIVE VOTE OF THE HOLDERS OF ALL OF THE SHARES OF COMPANY COMMON STOCK OUTSTANDING IS THE ONLY VOTE OF THE HOLDERS OF ANY OF THE COMPANY'S CAPITAL STOCK NECESSARY TO APPROVE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

TAX MATTERS. NEITHER THE COMPANY NOR, TO ITS KNOWLEDGE, ANY OF ITS AFFILIATES HAS TAKEN OR AGREED TO TAKE ANY ACTION, OR KNOWS OF ANY CIRCUMSTANCES, THAT (WITHOUT REGARD TO ANY ACTION TAKEN OR AGREED TO BE TAKEN BY PARENT OR ANY OF ITS AFFILIATES) WOULD PREVENT THE BUSINESS COMBINATION TO BE EFFECTED BY THE ACQUISITION FROM CONSTITUTING A TRANSACTION QUALIFYING AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368 OF THE CODE.

      3.23 STATE TAKEOVER STATUTES; RIGHTS AGREEMENT. THE COMPANY BOARD HAS TAKEN ALL ACTIONS SO THAT THE RESTRICTIONS CONTAINED IN THE TBCA APPLICABLE TO A "BUSINESS COMBINATION" (AS DEFINED IN THE TBCA) WILL NOT APPLY TO THE EXECUTION, DELIVERY OF PERFORMANCE OF THIS AGREEMENT OR THE COMPANY OPTION AGREEMENT OR THE CONSUMMATION OF THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY THE COMPANY OPTION AGREEMENT.

      3.24 ISSUANCE DISCLOSURE STATEMENT; THE INFORMATION SUPPLIED BY THE COMPANY FOR INCLUSION IN THE ISSUANCE DISCLOSURE STATEMENT AND/OR FILINGS AND/OR FORM 8K, 14F OR 15c-211 (OR SUCH OTHER OR SUCCESSOR FORM AS SHALL BE APPROPRIATE) PURSUANT TO WHICH THE SHARES OF PARENT SERIES A CONVERTIBLE PREFERRED STOCK TO BE ISSUED IN THE ACQUISITION WILL BE REGISTERED DELIVERED TO THE SHAREHOLDERS OF COMPANY (THE "ISSUANCE DISCLOSURE STATEMENT") SHALL NOT AT THE TIME THE ISSUANCE STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE ANY MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, NOT MISLEADING. THE INFORMATION SUPPLIED BY THE COMPANY FOR INCLUSION IN THE STATEMENT TO BE SENT TO THE SHAREHOLDERS OF COMPANY, AFTER THE CLOSING OF THE TRANSACTION BY COMPANY MAJORITY SHAREHOLDER CONSENT, IN CONNECTION WITH THE REQUIRED NOTICE TO THE COMPANY'S SHAREHOLDERS AFTER THE ACQUISITION (THE "COMPANY NOTICE") AND TO THE STOCKHOLDERS OF PARENT IN CONNECTION WITH THE MEETING OF PARENT'S STOCKHOLDERS TO CONSIDER THE AMENDMENTS TO PARENT ARTICLES OF INCORPORATION (THE "PARENT STOCKHOLDERS MEETING"), IF APPLICABLE, SHALL NOT, ON THE DATE THE ISSUANCE DISCLOSURE STATEMENT IS FIRST MAILED TO COMPANY'S SHAREHOLDERS AND THE PARENT STOCKHOLDERS, AT THE TIME OF THE COMPANY SHAREHOLDERS MEETING AND THE PARENT STOCKHOLDERS MEETING OR 14(f) NOTIFICATION AND AT THE EFFECTIVE TIME, CONTAIN ANY STATEMENT WHICH, AT SUCH TIME, IS FALSE OR MISLEADING WITH RESPECT TO ANY MATERIAL FACT, OR OMIT TO STATE ANY MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS MADE THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT FALSE OR MISLEADING; OR OMIT TO STATE ANY MATERIAL FACT NECESSARY TO CORRECT ANY STATEMENT IN ANY EARLIER COMMUNICATION WITH RESPECT TO THE SOLICITATION OF PROXIES FOR THE COMPANY SHAREHOLDERS MEETING OR THE PARENT STOCKHOLDERS MEETING WHICH HAS BECOME FALSE OR MISLEADING.

      IF AT ANY TIME PRIOR TO THE EFFECTIVE TIME ANY EVENT OR INFORMATION SHOULD BE DISCOVERED BY THE COMPANY WHICH SHOULD BE SET FORTH IN AN AMENDMENT TO THE ISSUANCE STATEMENT OR A SUPPLEMENT TO THE ISSUANCE DISCLOSURE STATEMENT, THE COMPANY SHALL PROMPTLY INFORM PARENT. NOTWITHSTANDING THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO ANY INFORMATION SUPPLIED BY PARENT WHICH IS CONTAINED IN ANY OF THE FOREGOING DOCUMENTS.

                                       D.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct:

      1. ORGANIZATION AND QUALIFICATION. PARENT IS A CORPORATION DULY INCORPORATED, VALIDLY EXISTING AND IN GOOD STANDING UNDER THE LAWS OF THE STATE OF COLORADO, WITH THE CORPORATE POWER AND AUTHORITY TO OWN, LEASE AND OPERATE ITS PROPERTIES AND TO CARRY ON ITS BUSINESS AS NOW BEING CONDUCTED. PARENT IS A CORPORATION VALIDLY EXISTING AND IN GOOD STANDING UNDER THE LAWS OF THE STATE OF COLORADO. EACH OF PARENT AND ITS SUBSIDIARY, WHICH IS DOMICILED IN NEW JERSEY, IS DULY QUALIFIED OR LICENSED TO CARRY ON ITS BUSINESS AS IT IS NOW BEING CONDUCTED, AND IS QUALIFIED TO CONDUCT BUSINESS, IN EACH JURISDICTION WHERE THE CHARACTER OF ITS PROPERTIES OWNED OR LEASED OR THE NATURE OF ITS ACTIVITIES MAKES SUCH QUALIFICATION NECESSARY, EXCEPT FOR FAILURES TO BE SO QUALIFIED THAT WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE, OR WOULD NOT REASONABLY BE EXPECTED TO HAVE, A PARENT MATERIAL ADVERSE EFFECT (AS DEFINED BELOW). PARENT NOR ITS SUBSIDIARY IS NOT IN VIOLATION OF ANY OF THE PROVISIONS OF ITS CHARTER DOCUMENT OR ITS GOVERNING DOCUMENT. AS USED IN THIS AGREEMENT, THE TERM "PARENT MATERIAL ADVERSE EFFECT" MEANS ANY CHANGE, EFFECT, EVENT, OR CONDITION THAT (i) HAS A MATERIAL ADVERSE EFFECT ON THE ASSETS, BUSINESS OR FINANCIAL CONDITION OF PARENT AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, OR (ii) WOULD PREVENT OR MATERIALLY DELAY PARENT'S OR ITS SUBSIDIARY'S ABILITY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY WHERE, IN EITHER CASE, THE LIABILITIES, COSTS, OR EXPENSES EQUAL OR EXCEED TEN THOUSAND DOLLARS ($10,000) EXCEPT THAT ANY COSTS OR EXPENSES IN EXCESS OF ONE THOUSAND DOLLARS ($1,000) INCURRED BY THE COMPANY OR THE PARENT IN CONNECTION WITH THE PREPARATION AND FILING OF THE PARENT DELINQUENT REPORTS OR THE PARENT SEC REPORTS (AS DEFINED IN SECTION 4.5(a) OF THIS AGREEMENT) SHALL BE DEEMED TO BE A PARENT MATERIAL ADVERSE EFFECT IRRESPECTIVE OF THE REASON THAT CAUSED SAID COSTS OR EXPENSES TO BE INCURRED

      2. CAPITALIZATION. THE AUTHORIZED CAPITAL STOCK OF PARENT CONSISTS OF 200,000,000 SHARES OF PARENT COMMON CAPITAL STOCK, $.001 PAR VALUE PER SHARE, AND 10,000,000 SHARES OF PREFERRED STOCK, $.01 PAR VALUE PER (THE "PARENT PREFERRED STOCK"). AS OF THE CLOSE OF BUSINESS ON MAY 30, 2005 (THE "PARENT MEASUREMENT DATE"), (a) 19,675,000 SHARES OF PARENT COMMON STOCK WERE ISSUED AND OUTSTANDING, (b) NO SHARES OF PARENT PREFERRED STOCK WERE ISSUED AND OUTSTANDING, (c) OPTIONS TO PURCHASE AND (d) EXCEPT FOR THE OPTIONS, WARRANTS OR RIGHTS TO ACQUIRE SHARES OF PARENT COMMON STOCK UNDER EXISTING CONVERTIBLE NOTES, THERE WERE NO OUTSTANDING PARENTAL RIGHTS (AS DEFINED BELOW). SINCE THE PARENT MEASUREMENT DATE, NO ADDITIONAL SHARES OF PARENT COMMON STOCK HAVE BEEN ISSUED AND ARE OUTSTANDING, EXCEPT PURSUANT TO THE EXERCISE OF OPTIONS AND THE PARENT WARRANTS, AND NO PARENTAL RIGHTS HAVE BEEN GRANTED. ALL ISSUED AND OUTSTANDING SHARES OF PARENT COMMON STOCK ARE DULY AUTHORIZED, VALIDLY ISSUED, FULLY PAID, NON-ASSESSABLE AND FREE OF PREEMPTIVE RIGHTS CREATED BY THE GENERAL CORPORATION LAW OF THE STATE OF COLORADO ("CBCA") OR PARENT'S CHARTER DOCUMENT OR GOVERNING DOCUMENT, OR ANY OTHER AGREEMENT WITH THE COMPANY. THERE ARE NOT, EXCEPT AS DISCLOSED ON SCHEDULE 4.2 HERETO, AT THE DATE OF THIS AGREEMENT ANY EXISTING OPTIONS, WARRANTS, CALLS, SUBSCRIPTIONS, CONVERTIBLE SECURITIES OR OTHER RIGHTS WHICH OBLIGATE PARENT OR ANY OF ITS SUBSIDIARIES TO ISSUE, EXCHANGE, TRANSFER OR SELL ANY SHARES OF CAPITAL STOCK OF PARENT OR ANY OF ITS SUBSIDIARIES, OTHER THAN SHARES OF PARENT COMMON STOCK

ISSUABLE UNDER THE PARENT STOCK PLANS AND THE PARENT WARRANTS, OR AWARDS GRANTED PURSUANT THERETO. (COLLECTIVELY, "PARENTAL RIGHTS").

      4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. PARENT HAS THE REQUISITE CORPORATE POWER AND AUTHORITY TO EXECUTE AND DELIVER, AND TO PERFORM ITS OBLIGATIONS UNDER, THIS AGREEMENT, SUBJECT TO OBTAINING THE NECESSARY CONSENT OR APPROVAL OF ITS STOCKHOLDERS, TO CONSUMMATE THE ACQUISITION AND THE OTHER PROVISIONS CONTEMPLATED HEREBY AND THEREBY UNDER APPLICABLE LAW. THE EXECUTION AND DELIVERY BY PARENT OF THIS AGREEMENT AND THE CONSUMMATION OF THE ACQUISITION AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, HAVE BEEN DULY AND VALIDLY AUTHORIZED BY THE BOARD OF DIRECTORS OF PARENT AND NO OTHER CORPORATE PROCEEDINGS ON THE PART OF PARENT ARE NECESSARY TO AUTHORIZE THIS AGREEMENT OR TO CONSUMMATE THE ACQUISITION OR OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN APPROVAL BY THE PARENT'S STOCKHOLDERS REQUIRED BY APPLICABLE
LAW). THIS AGREEMENT HAS BEEN DULY AND VALIDLY EXECUTED AND DELIVERED BY PARENT AND, ASSUMING THE DUE AUTHORIZATION, EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE COMPANY, IS A VALID AND BINDING OBLIGATION OF PARENT, ENFORCEABLE AGAINST THEM IN ACCORDANCE WITH ITS TERMS, EXCEPT TO THE EXTENT THAT ITS ENFORCEABILITY MAY BE LIMITED BY APPLICABLE BANKRUPTCY, INSOLVENCY, REORGANIZATION, MORATORIUM OR OTHER LAWS AFFECTING THE ENFORCEMENT OF CREDITORS RIGHTS GENERALLY OR BY GENERAL EQUITABLE PRINCIPLES. THE SHARES OF PARENT SERIES A CONVERTIBLE PREFERRED STOCK TO BE ISSUED BY PARENT PURSUANT TO THE ACQUISITION, AS WELL AS THE PARENT OPTIONS, IF ANY, AND THE SHARES OF PARENT COMMON OR PREFERRED STOCK TO BE ISSUED UPON EXERCISE THEREOF: (i) HAVE BEEN DULY AUTHORIZED, AND, WHEN ISSUED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AND THIS AGREEMENT (OR THE APPLICABLE OPTION AGREEMENTS), WILL BE VALIDLY ISSUED, FULLY PAID AND NON-ASSESSABLE AND WILL NOT BE SUBJECT TO PREEMPTIVE RIGHTS, (ii) WILL, WHEN ISSUED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AND THIS AGREEMENT (OR THE APPLICABLE OPTION AGREEMENTS), BE REGISTERED UNDER THE SECURITIES ACT, AND REGISTERED OR EXEMPT FROM REGISTRATION UNDER APPLICABLE UNITED STATES "BLUE SKY" LAWS, (iii) WILL, WHEN ISSUED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AND THIS AGREEMENT (OR THE APPLICABLE OPTION AGREEMENTS), BE LISTED ON THE PINK SHEET QUOTATION SYSTEM AND (iv) WILL BE ISSUED FREE AND CLEAR OF ANY LIENS.

      4.4   NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

            (a) Neither the execution, delivery or performance of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Subsidiary with any provision hereof will
(i) violate, conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of any note, license, bond, deed of trust, mortgage or indenture, or any other material instrument, obligation or agreement to which Parent or Subsidiary is a party or by which its properties or assets may be bound or (iii) violate any law, judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

NO FILING OR REGISTRATION WITH OR NOTIFICATION TO AND NO PERMIT, AUTHORIZATION, CONSENT OR APPROVAL OF ANY GOVERNMENTAL ENTITY IS REQUIRED TO BE OBTAINED, MADE OR GIVEN BY PARENT IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION BY PARENT OF THE ACQUISITION OR OTHER TRANSACTIONS CONTEMPLATED HEREBY EXCEPT (i) (A) IN CONNECTION WITH THE APPLICABLE REQUIREMENTS OF THE SECURITIES ACT OR SECURITIES EXCHANGE ACT OR (B) SUCH CONSENTS, APPROVALS, ORDERS, AUTHORIZATIONS, REGISTRATIONS, DECLARATIONS AND FILINGS AS MAY BE REQUIRED UNDER APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF ANY COUNTRY OTHER THAN THE UNITED STATES, OR (ii) WHERE THE FAILURE TO OBTAIN ANY SUCH CONSENTS, APPROVALS, AUTHORIZATIONS OR PERMITS, OR TO MAKE SUCH FILINGS OR NOTIFICATIONS, WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, REASONABLY BE EXPECTED TO HAVE A PARENT MATERIAL ADVERSE EFFECT. 4.5 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent is delinquent in filing periodic reports with the U.S. Securities and Exchange Commission and Parent has not filed all forms, reports, schedules, statements and other documents required to be filed by it pursuant to
Section 13(a) of the Securities Exchange Act of 1934 (the "Parent Delinquent Reports") since February 12, 2002 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Parent SEC Reports") with the SEC. In as much as the Parent SEC Reports have not been timely filed the Parent has been de-listed to the Pink Sheet Quotation service until such time as all of its reporting requirements are brought current and a new Form 15c2-11 Information Statement is filed and approved. The filed Parent SEC Reports of record (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading: provided that certain expenses of the Company not previously recorded on the financial statements advanced by shareholders for the benefit of the Parent have not been recognized and are being reduced to convertible notes, a schedule of which is attached hereto as Exhibit "F". The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement. The Parent reports will be modified to reflect its status as a Colorado corporation rather than an Oregon corporation as well as the financial adjustments and corresponding amended filings.

            (b) The audited consolidated financial statements and un-audited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in such Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments and other adjustments since March 31, 2004).

            (b) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, un-matured, contingent or otherwise, whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Parent SEC Reports,

(ii) the liabilities recorded on Parent's consolidated balance sheet at September 30, 2004 included in the financial statements referred in Section 4.5(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since September 30, 2004 and those itemized under Parent disclosure 4.5(a) referenced above (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      4.6 Matter of Parent SEC Reports. Parent warrants and represents that it has not received or is aware of any letter or other communication from the U.S. Securities and Exchange Commission regarding: (i) the failure of Parent to meet its filing obligations under Section 13(a) of the Securities Exchange Act of 1934 or otherwise that Parent has not satisfied any other obligations to file its Parent SEC Reports; (ii) the failure of Parent to maintain the accuracy of its Form 15c2-11 Information Statement, or (iii) the failure of Parent to meet its obligations under the securities laws of any state or other jurisdiction.

      4.7 ABSENCE OF CHANGES OR EVENTS. EXCEPT AS SET FORTH IN SCHEDULE 4.6, THE PARENT SEC REPORTS, SINCE SEPTEMBER 30, 2004 THROUGH THE DATE OF THIS AGREEMENT, PARENT AND ITS SUBSIDIARIES HAVE NOT INCURRED ANY LIABILITY OR OBLIGATION THAT HAS RESULTED OR WOULD REASONABLY LIKELY BE EXPECTED TO RESULT IN A PARENT MATERIAL ADVERSE EFFECT, AND THERE HAS NOT BEEN ANY CHANGE IN THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF PARENT OR ANY OF ITS SUBSIDIARIES WHICH HAS HAD, OR IS REASONABLY EXPECTED TO HAVE, INDIVIDUALLY OR IN THE AGGREGATE, A PARENT MATERIAL ADVERSE EFFECT, AND PARENT AND ITS SUBSIDIARIES HAVE CONDUCTED THEIR RESPECTIVE BUSINESSES IN THE ORDINARY COURSE CONSISTENT WITH THEIR PAST PRACTICES.

      4.8 Litigation. Except as disclosed in the Parent SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, or (ii) outstanding Orders, or application, request or motion therefore, in a proceeding to which Parent, any Subsidiary of Parent or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any Subsidiary is in default in any material respect with respect to any such Order.

      4.9 COMPLIANCE WITH LAW. ALL ACTIVITIES OF PARENT HAVE BEEN, AND ARE CURRENTLY BEING, CONDUCTED IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH ALL APPLICABLE UNITED STATES FEDERAL, STATE AND LOCAL AND OTHER FOREIGN LAWS, ORDINANCES, REGULATIONS, INTERPRETATIONS, JUDGMENTS, DECREES, INJUNCTIONS, PERMITS, LICENSES, CERTIFICATES, GOVERNMENTAL REQUIREMENTS, ORDERS AND OTHER SIMILAR ITEMS OF ANY COURT OR OTHER GOVERNMENTAL ENTITY OR ANY NONGOVERNMENTAL SELF-REGULATORY AGENCY, AND NO NOTICE HAS BEEN RECEIVED BY PARENT OF ANY CLAIMS FILED AGAINST PARENT ALLEGING A VIOLATION OF ANY SUCH LAWS, REGULATIONS OR OTHER REQUIREMENTS WHICH WOULD BE REQUIRED TO BE DISCLOSED IN THE PARENT SEC REPORTS. PARENT HAS ALL PERMITS, LICENSES AND FRANCHISES FROM GOVERNMENTAL ENTITIES REQUIRED TO CONDUCT THEIR BUSINESSES AS NOW BEING CONDUCTED, EXCEPT FOR SUCH PERMITS, LICENSES AND FRANCHISES THE ABSENCE OF WHICH WOULD NOT, INDIVIDUALLY OR IN THE AGGREGATE, REASONABLY BE EXPECTED TO HAVE A PARENT MATERIAL ADVERSE EFFECT.

      4.10 FINDERS OR BROKERS. EXCEPT FOR THOSE PARTIES LISTED ON SCHEDULE 4.9 HERETO, WHOSE FEES WILL BE PAID BY PARENT OR THE OTHER SUBSIDIARIES OF PARENT, NEITHER THE BOARDS OF DIRECTORS OF PARENT NOR ANY MEMBER OF SUCH BOARDS OF DIRECTORS HAS EMPLOYED ANY AGENT, INVESTMENT BANKER, BROKER, FINDER OR INTERMEDIARY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY WHO MIGHT BE ENTITLED TO A FEE OR ANY COMMISSION IN CONNECTION WITH THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

      4.11 TAX MATTERS. NEITHER PARENT NOR, TO ITS KNOWLEDGE, ANY OF ITS AFFILIATES HAS TAKEN OR AGREED TO TAKE ANY ACTION, OR KNOWS OF ANY CIRCUMSTANCES, THAT (WITHOUT REGARD TO ANY ACTION TAKEN OR AGREED TO BE TAKEN BY THE COMPANY OR ANY OF ITS AFFILIATES) WOULD PREVENT THE BUSINESS COMBINATION TO BE EFFECTED BY THE ACQUISITION FROM CONSTITUTING A TRANSACTION QUALIFYING AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368 OF THE CODE.

      4.12 INFORMATION STATEMENTS. THE INFORMATION SUPPLIED BY PARENT FOR INCLUSION IN THE 14(f) OR OTHER SEC OR NASD FILINGS ("THE FILINGS") SHALL NOT, AT THE TIME THE FILING(S) IS/ARE MADE (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE ANY MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, NOT MISLEADING. THE INFORMATION SUPPLIED BY PARENT FOR INCLUSION IN THE FILINGS SHALL NOT, ON THE DATE THE FILING IS FIRST MAILED TO THE COMPANY'S SHAREHOLDERS AND THE PARENT STOCKHOLDERS, AT THE TIME OF THE COMPANY SHAREHOLDERS MEETING AND THE PARENT STOCKHOLDERS MEETING AND AT THE EFFECTIVE TIME, WILL NOT CONTAIN ANY STATEMENT WHICH, AT SUCH TIME, IS FALSE OR MISLEADING WITH RESPECT TO ANY MATERIAL FACT, OR OMIT TO STATE ANY MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, NOT FALSE OR MISLEADING; OR OMIT TO STATE ANY MATERIAL FACT NECESSARY TO CORRECT ANY STATEMENT IN ANY EARLIER COMMUNICATION WITH RESPECT TO THE SOLICITATION OF PROXIES FOR THE COMPANY SHAREHOLDERS MEETING OR THE PARENT STOCKHOLDERS MEETING WHICH HAS BECOME FALSE OR MISLEADING. IF AT ANY TIME PRIOR TO THE EFFECTIVE TIME ANY EVENT OR INFORMATION SHOULD BE DISCOVERED BY PARENT WHICH SHOULD BE SET FORTH IN AN AMENDMENT TO ANY FILING OR A SUPPLEMENT TO ANY FILING WILL PROMPTLY INFORM THE COMPANY. NOTWITHSTANDING THE FOREGOING, PARENT MAKES NO REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO ANY INFORMATION SUPPLIED BY THE COMPANY WHICH IS CONTAINED IN ANY OF THE FOREGOING DOCUMENTS.

                                       E.

                            COVENANTS AND AGREEMENTS

Conduct of Business of the Company Pending the Acquisition. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable best efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

            (a)   amend any of its Charter Documents or Governing Documents;

            (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except:
(i) pursuant to and in accordance with the terms of Company Options outstanding on the Company Measurement Date or granted pursuant existing agreements as defined herein and as provided in Section 3.3 herein; (ii) pursuant to and in accordance with the terms of Company Warrants outstanding on the Company Measurement Date; and (iii) such additional shares as described in the last sentence of Section 3.3 of this Agreement.

            (c) subdivide, cancel, consolidate or reclassify any shares of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

            (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

            (e)   except as otherwise expressly contemplated by this Agreement,
(i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "Non Executive Employee"), except in the ordinary course of business consistent with past practice or (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to Non Executive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to Non Executive Employees in the ordinary course of business, consistent with past practices; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multi employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

            (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

            (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $5,000 or (iii) as may be required or contemplated by this Agreement;

            (h) except as otherwise contemplated by the Acquisition, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that is in the ordinary course of business consistent with past practice and which are contemplated within the budget previously provided in writing by the Company to the Parent without the prior written consent of Parent, which consent will not be unreasonably withheld;

            (i) alter (through Acquisition, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

            (j) authorize or commit to make any material capital expenditures not within the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

            (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

            (l) make any election under any applicable Tax laws which would, individually or in the aggregate, have a Company Material Adverse Effect;

            (m) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $2,000 without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

            (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

      2.    PREPARATION OF INFORMATION STATEMENT AND 15c211 FILING.

      (A) Subject to the terms and conditions of the Responsible Party Agreement attached hereto and the obligations assumed by the Responsible Party thereunder, the Responsible Party shall prepare (with the assistance of the Company and the Parent), and the Parent shall file all delinquent reports due to be filed with the SEC (including, but not limited to, the Parent Delinquent Reports, the Parent SEC Reports, and any related filings as described in Section
4.5 of this Agreement) together with the NASD a Form 15c2-11 Information Statement (as described in Section 4.5 of this Agreement), in which the audited financial statements of Parent and Constituent Companies will be included as part thereof. Parent and the Company shall use all commercially reasonable best efforts to have such Filing approved by the NASD for trading on the OTC-BB as promptly as practicable after filing.

      (B) The Joint 15 c-211 and any other Filings will, when prepared pursuant to this Section 5.2 and, if required, be mailed to the Company's shareholders, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act. All such Filings shall be reviewed and approved by Parent and Parent's counsel prior to any mailing of same. Parent shall also take any action required to be taken under any applicable provincial or state securities laws (including "Blue Sky" laws) in connection with the issuance of the Parent Series A Convertible Preferred Stock in the Acquisition; provided, however, that neither Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and issuance of Parent Series A Convertible Preferred Stock or the Parent Options. For purposes of this Section 5.2 and notwithstanding any term or provision of this Agreement, the Parties agree that certain responsible parties listed on Exhibit D attached hereto (the "Responsible Parties") have agreed, pursuant to the Responsible Party Agreement, to assume all responsibilities, costs, and expenses for the preparation and filing of Parent Delinquent Reports, the Parent SEC Reports, and the Form 15c2-11 Information Statement. Further, the Parties hereto acknowledge and agree that the

Responsible Parties shall, on or before the Effective Date: (1) retain legal, accounting, and independent auditors acceptable to the Company; and (2) assume all costs and expenses to prepare, complete, and file all said Parent Delinquent Reports, Parent SEC Reports (including, but not limited to, the costs, expenses, and fees independent auditors for an audit of the Company and Parent and the costs and expenses of legal counsel in furtherance of all of the above) and the Form 15c2-11 no later than sixty (60) days immediately following the Closing Date (the "Report Filing Date") so as to allow the Parent to fulfill all obligations it has under the Securities Exchange Act of 1934 and to allow the Parent's common stock to regain tradability on the OTC Bulletin Board. The Parties also acknowledge and agree that the Company's sole obligation with respect to the above matters, shall be to cooperate with the Responsible Parties as set forth in the Responsible Party Agreement. Further, in the event that the Responsible Parties fail to fully satisfy their obligations set forth in this
Section 5.2 or as provided in the Responsible Party Agreement attached hereto as Exhibit D, the Company shall have the right to rescind or unwind this Agreement and all obligations it has hereunder upon giving written notice to the Parent and the Responsible Parties at the address given in the Responsible Party Agreement and in the event that the Responsible Parties have not effected a cure of any defect or delinquency in fulfilling their obligations within the time period provided in the Responsible Party Agreement, then the Company shall have the right to take all further actions reasonably necessary or appropriate, as deemed by the Company, to effect a rescission or unwinding of this Agreement and its obligations hereunder irrespective of any other term or provision of this Agreement.

      3.    COMPANY SHAREHOLDER AND PARENT STOCKHOLDER MEETINGS.

            (a) The Company shall, promptly after the date hereof, take all action necessary in accordance with the Texas Business Corporations Act and its Articles of Incorporation and Bylaws to obtain shareholder consent, or if required, convene the Company Shareholders Meeting whether or not the Company Board determines at any time after the date hereof that the Acquisition is no longer advisable. The adoption of the Agreement by the consent of the majority of shareholders of the Company shall be recommended by the Company Board unless, in the good faith judgment of the Company Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. Subject to Section 5.2 and Section 5.6 hereof, the Company shall use its best efforts to take all commercially reasonable actions necessary or advisable to secure the vote or consent of shareholders required to effect the Acquisition.

            (b) Parent shall, promptly after the date hereof, take all action necessary in accordance with the CBCA and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders Meeting, if required, whether or not the Parent Board determines at any time after the date hereof that the Acquisition is no longer advisable. The approval by the stockholders of the Parent of the transactions contemplated by this Agreement shall be recommended by the Parent Board unless, in the good faith judgment of the Parent Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Parent Stockholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the CBCA and applicable securities laws. Parent shall consult with the Company regarding the date of the Parent Stockholders Meeting. Subject to Section 5.2 and Section 5.6 hereof, Parent shall use commercially reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Acquisition and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of stockholders required to effect the Acquisition.

            (c) The Company and the Parent agree that they shall use their best eforts to take all commercially reasonable actions necessary or advisable to effect the conversion of the Company's Common Stock into the Parent Series A Convertible Preferred Stock (the "Conversion Transactions") subject to compliance with Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder together with the requirements of applicable state and other jurisdiction securities laws. The Parties acknowledge and agree that they anticipate that the Conversion Transactions will be undertaken in one or more steps on a "step transaction basis" to ensure compliance with the laws described in this Section 5.3(c) so that, upon completion of the Conversion Transactions and subject to TBCA, the Company will become a wholly-owned subsidiary of the Parent.

      4.    ADDITIONAL AGREEMENTS, COOPERATION, ASSET PURCHASE.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the Company Option Agreement or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

            (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from any government or governmental authority regarding any of the transactions contemplated hereby.

            (c) Completion of Asset Purchase Agreement. Immediately subsequent to the effective date provided herein, Parent shall complete the Asset Purchase Agreement between Parent, its existing wholly owned subsidiary (Technol Fuel Conditioners, Inc a New Jersey corporation) and Technol Fuel Acquisition Corp., a New Jersey corporation, pursuant to the attached Asset Purchase Agreement.

      5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the Pink Sheet Quotation Service or OTC-BB, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

      6.    NO SOLICITATION.

            (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company.

            (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, or
(iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal.

            (c) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a Acquisition, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

      7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing, other than information that may not be disclosed under applicable law or in violation of an agreement or if such disclosure would result in a waiver of the attorney-client privilege; provided, however, that in any such event the parties shall cooperate in good faith to obtain waivers of such prohibitions or implement alternative methods of disclosure of material information. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Reciprocal Confidentiality Agreement.

      8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Acquisition or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

      9. Resignation of Officers and Directors. At or prior to the Effective Time, the Parent shall deliver to Company the resignations of such officers and directors of the Parent and shall use its commercially reasonable best efforts to deliver to Company the resignations of such officers and directors of its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time in the order required under this Agreement and as required to elect the new Board of Directors. The existing Parent directors shall resign in the following sequence:

1.    Odette Lichtman at or prior to the time of execution of this Agreement.

      2. Melvin Hooper at the Effective Time after appointment of Richard P. Underwood as the new initial Board of the Parent.

      10.   INDEMNIFICATION.

            (a) As of the Effective Time and for a period of six years following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were directors or officers of the Company or any Subsidiary prior to the Effective Time (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law, under the Governing Documents of the Company or any Subsidiary or under the indemnification agreements listed on Schedule 5.10 in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

            (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the CBCA or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel).

            (c)   In the event that Parent or any of its successors or assigns
(i) consolidates with, merges or otherwise enters a business combination into or with any other person, and Parent or such successor or assign is not the continuing or Parent corporation or entity of such consolidation, Acquisition or business combination, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or Parent corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i) and (ii) above shall be consummated until such provision is made.

            (d) In the event any claim, action, suit, proceeding or investigation (a "Claim") for which indemnification is provided under this
Section 5.10 is brought against an Indemnified Person (whether arising before or after the Effective Time) after the Effective Time Parent shall, consistent with the terms of any directors' and officers' liability insurance policy defend such Indemnified Person from such claim with counsel reasonably acceptable to such Indemnified Person; provided, however, that in the event Parent fails to provide a defense to such Claim or it would be inappropriate due to conflicts of interests that counsel for Parent also represent such Indemnified Person, (i) such Indemnified Person may retain separate counsel reasonably acceptable to Parent, (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnified Person as statements therefore are received, and (iii) the indemnifying party will use all commercially reasonable best efforts to assist in the defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any Claim without its written consent, which consent shall not be unreasonably withheld, and provided further, however, that not more than one such separate counsel may be retained for all Indemnified Persons at the expense of the indemnifying party (unless, and to the extent that, the joint representation of all Indemnified Persons poses an actual conflict of interest). Any Indemnified Person desiring to claim indemnification under this Section 5.10, upon learning of any Claim, shall notify the indemnifying party (but the failure to so notify shall not relieve the indemnifying party from any liability which it may have under this
Section 5.10 except to the extent such failure materially prejudices such indemnifying party).

            (e) This Section 5.10 is intended to benefit the Indemnified Persons, shall be enforceable by each Indemnified Person and his or her heirs and representatives.

      11. Shareholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

      12. Determination of Option Holders and Warrant Holders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list, as of such date, of (a) the holders of Company Options and Company Warrants, (b) the number of shares of Company Common Stock subject to Company Options and Company Warrants held by each such option holder and warrant holder and (c) the address of each such option holder and warrant holder as set forth in the books and records of the Company or any Subsidiary, following upon which there shall be no additional grants of Company Options without Parent's prior consent. From the date such list is provided to Parent until the Effective Time, the Company shall provide a daily option activity report to Parent containing such information as Parent shall reasonably request.

      13. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate work papers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing.

      14. Tax-Free Reorganization. Parent and the Company shall each use all commercially reasonable best efforts to cause the Acquisition to qualify as a re-organization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take or fail to take, or cause any third party to take or fail to take, any action that would cause the Acquisition to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

      15. SEC Filings; Compliance. Subject to the terms and provisions of the Responsible Party Agreement attached hereto as Exhibit D and the obligations assumed by the Responsible Party thereunder, Parent shall each cause the required forms, reports, schedules, statements and other documents required to be filed with the SEC by the Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.16 The Company covenants and agrees that the Conversion Transactions shall be undertaken in accordance with Section 5.3 of this Agreement.

                                       F.

                              CONDITIONS TO CLOSING

      1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

            (a) Company Shareholder and Parent Stockholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the consent or requisite vote of (i) the shareholders of the Company under the TBCA and the Company's Charter Document and Governing Documents and (ii) the directors of Parent and if required, the stockholders of Parent under the CBCA and the Parent's Charter Document and Governing Document.

            (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Acquisition, asserting the illegality of the Acquisition or this Agreement or seeking damages (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose sanctions, damages or liabilities (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the Acquisition on the Company or any of its officers or directors; or (ii) preventing the consummation of the Acquisition.

            (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Acquisition or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Acquisition had taken place).

      2. CONDITIONS TO OBLIGATIONS OF PARENT. THE OBLIGATION OF PARENT TO EFFECT THE ACQUISITION IS FURTHER SUBJECT TO SATISFACTION OR WAIVER OF THE FOLLOWING CONDITIONS:

            (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

            (c) No Injunctions or Restraints. No final judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company;
(ii) imposing material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing other material sanctions, damages, or liabilities directly arising out of the Acquisition on Parent or any of its officers or directors; or (iv) requiring divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

            (d) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

                  (1) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; and

                  (2) a copy of (A) the Articles of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Texas, (B) the Bylaws of the Company and (C) the resolutions of the Company Board and shareholders authorizing the Acquisition and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

            (e) Dissenting Shares. The aggregate amount of Dissenting Shares (as defined in Section 2.1(g) hereof) shall not exceed ten percent (10%) of the total number of shares of Company Common Stock, on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), issued and outstanding immediately prior to the Effective Time.

      3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. THE OBLIGATION OF THE COMPANY TO EFFECT THE ACQUISITION IS FURTHER SUBJECT TO SATISFACTION OR WAIVER OF THE FOLLOWING CONDITIONS:

            (a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

            (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and (b) hereof have been satisfied.

            (d) Delivery of the Responsible Party Agreement. At or prior to the Effective Time, the Responsible Party Agreement, as fully executed, shall be delivered to the Company in a form and with such assurances as deemed acceptable to the Company.

            (e) Delivery of the Lock-Up Agreements. At or prior to the Effective Time, the Lock-Up Agreements, as fully executed, shall be delivered to the Company in a form and with such assurances as deemed acceptable to the Company.

            (f) Delivery of Exhibit F. At or prior to the Effective Time, Exhibit F with a fully executed and completed copy of all documents referenced and identified therein, shall be delivered to the Company.

            (g) The Company's reasonable satisfaction that the timing and procedures to complete the Acquisition will satisfy the Securities Compliance Requirement.

                                       G.

                                   TERMINATION

      1. TERMINATION. THIS AGREEMENT MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME, WHETHER BEFORE OR AFTER APPROVAL OF THE ACQUISITION BY THE COMPANY'S SHAREHOLDERS OR THE PARENT'S STOCKHOLDERS:

            (a) by mutual written consent of the Company and Parent (on behalf of Parent and Parent);

            (b)   by either the Company or Parent:

                  if the Acquisition shall not have been completed by, July
      1, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Acquisition to be consummated by such time;

                  if shareholder approval shall not have been obtained at the Company Shareholders Meeting duly convened therefore or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain shareholder approval.

                  if stockholder approval is determined to be required and shall not have been obtained at the Parent Stockholders Meeting duly convened therefore or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain stockholder approval.

                  if any restraint having any of the effects set forth in
      Section 6.1(b) or Section 6.2(c) hereof shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint to continue in effect; or

                  if the Company enters into a Acquisition, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless (a) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) three business days have elapsed following delivery to Parent of such written notice by the Company and (c) during such three-business-day period, the Company has cooperated with to allow Parent within such three-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the

      Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless, at the end of such three-business-day-period, the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

            (c)   by the Company

                  if Parent or Subsidiary shall have breached any of its representations and warranties contained in Article IV hereof which breach has had or is reasonably likely to have a Parent Material Adverse Effect or Parent or Subsidiary shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Subsidiary within thirty days following receipt of notice thereof from the Company;

                  if (a) the Parent Board or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement, or (b) the Parent Board or any committee thereof shall have resolved to take any of the foregoing actions; or

            (d)   by Parent (on behalf of Parent and Subsidiary):

                  if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has had or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) hereof, as to which no materiality requirement and no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

      2. if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Acquisition or this Agreement, or approved or recommended an Acquisition Proposal, or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its shareholders or directors or officers in respect thereof, except for agreements which survive the termination of this Agreement, except for liability that Parent or Subsidiary or the Company might have to the other party or parties arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i) or due to the fraudulent or willful misconduct of such party.

      3. Fees and Expenses. Notwithstanding any other term or provision of this Section 7.3 or any other term or provision of this Agreement, the Constituent Corporations agree that the Responsible Party shall be responsible for the payment of all fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, but not limited to, retaining legal, accounting, EDGAR filing agents, and all persons in connection with the matters described in this Agreement.

            (a) Except as provided in this Section 7.3 (as described above), whether or not the Acquisition is consummated, the Company, on the one hand, and Parent and Subsidiary, on the other, shall bear their respective expenses incurred in connection with the Acquisition, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel, auditors, and accountants.

            (b) Subject to the first sentence in this Section 7.3 of this Agreement, if this Agreement is terminated as a result of a breach of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i), then the non-breaching party shall be entitled to receive from the breaching party damages resulting from such breach, including without limitation, all out-of-pocket fees and expenses incurred or paid by or on behalf of the non-breaching party or any Affiliate of the non-breaching party in connection with this Agreement, the Acquisition and transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

                                       H.

                                  MISCELLANEOUS

      1. Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period four (4) years thereafter. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      2. Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

8.3 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

8.4. Notices. Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

            If to Parent:                   Mr. Melvin Hooper, President
                                            Technol Fuel Conditioners, Inc.
                                            One Main St. #405
                                            Eatontown, NJ. 07724

            with copies to:                 Thomas F. Pierson, P.C.
                                            1140 Highway 287 Suite 400-274
                                            Broomfield, Co. 80020
                                             Fax. 240-0266-5659
                                             Email: thomaspiersonpc@yahoo.com

            If to the Company:              Mr. Richard P. Underwood
                                            Allied Syndications, Inc.
                                            2800 Griffith Drive
                                            Bowling Green, Ky. 42101
                                            www.alliedenergy.com
                                            mailto:ric@underwoodland.com

            with copies to:                 Mr. William Aul, Esq.
                                            1660 Hotel Circle, Suite 207
                                            San Diego, Ca. 92108
                                            Fax. 1-619-542-0555
                                            waul@juno.com

            (a) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

8.5 Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.6 Interpretation; Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity;

      8.7. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Acquisition by the shareholders of the Company or the stockholders of Parent; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      8.8.  No Third Party Beneficiaries. Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

      8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. Each party hereby irrevocably waives the right to any jury trial in connection with any action or proceeding brought or maintained in connection with this Agreement.

      8.10 Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Company Option Agreement and the Reciprocal Confidentiality Agreement.

      8.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      8.12 Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Bowling Green, Kentucky. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 8.3. Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

                                      TECHNOL FUEL CONDITIONERS, INC.

                                      By: (s)Melvin Hooper
                                             -------------------------
                                          Melvin Hooper, President and
                                          Chief Executive Officer

                                      ALLIED SYNDICATIONS, INC.

                                      By: (s)Richard P. Underwood
                                             -------------------------------
                                          Richard P. Underwood, President

                                   ARTICLE IX
                              DEFINITION AND USAGE.
                              --------------------

      For purposes of this Agreement:

            "Affiliate" means, with respect to any Person, any other Person, or indirectly controlling, controlled by or under common control with such Person.

            "Environmental Law" shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).

            "Knowledge of the Company" shall mean the actual knowledge of the Company's Board of Directors in the ordinary conduct of their duties without conducting any special or extraordinary investigation.

            "Knowledge of the Parent" shall mean the knowledge of the Parent, the Parent's Board of Directors, and officers after conducting a reasonable investigation.

            "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed, (b) all guaranties, endorsements and other contingent obligations, whether or not the same are or should be reflected in the Company's balance sheet or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and
(c) the present value of any lease payments under leases required to be capitalized in accordance with GAAP.

            "Material Adverse Effect" means any effect or change that is or would be materially adverse to the business, operations, assets, prospects, condition (financial or otherwise) or results of operations of the Company and any of its subsidiaries, taken as a whole as elsewhere provided in this Agreement

            "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of the foregoing.

            "Securities Compliance Requirement" shall have the same meaning as in Section 1.1 of this Agreement.

            "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

      BALANCE OF PAGE LEFT INTENTIONALLY BLANK

ARTICLE I      THE ACQUISITION....................................................................   2

   1.1.    The Acquisition........................................................................   2
   1.2.    Effect of Acquisition..................................................................   2
   1.3.    Effective Time.........................................................................   2
   1.4.    Directors and Officers.................................................................   2
   1.5.    Taking of Necessary Action; Further Action.............................................   2
   1.6.    The Closing............................................................................   3

ARTICLE II     CONVERSION OF SECURITIES...........................................................   3

   2.1.    Conversion of Securities...............................................................   3
   2.2.    Stock Options..........................................................................   4
   2.3.    Warrants...............................................................................   5
   2.4.    Exchange of Certificates...............................................................   6

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................   7

   3.1.    Organization and Qualification.........................................................   7
   3.2.    Capital Stock of Subsidiaries..........................................................   8
   3.3.    Capitalization.........................................................................   8
   3.4.    Authority Relative to this Agreement...................................................   9
   3.5.    No Conflict; Required Filings and Consents.............................................  10
   3.6.    SEC Filings; Financial Statements......................................................  10
   3.7.    Absence of Changes or Events...........................................................  11
   3.8.    Litigation.............................................................................  11
   3.9.    Title to Properties....................................................................  12
   3.10.   Certain Contracts......................................................................  12
   3.11.   Compliance with Law....................................................................  13
   3.12.   Intellectual Property Rights; Year 2004................................................  13
   3.13.   Taxes..................................................................................  14
   3.14.   Employees..............................................................................  16
   3.15.   Employee Benefit Plans.................................................................  16
   3.16.   Environmental Matters..................................................................  18
   3.17.   Foreign Corrupt Practices Act..........................................................  19
   3.18.   Export Control Laws....................................................................  19
   3.19.   Finders or Brokers.....................................................................  19
   3.20.   Board Recommendation...................................................................  19
   3.21.   Vote Required..........................................................................  19
   3.22.   Tax Matters............................................................................  20
   3.23    State Takeover Statutes................................................................  18
   3.24    Information Statement; 15 c 211 Filing.................................................  20

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT...........................................  21

   4.1.    Organization and Qualification.........................................................  21
   4.2.    Capitalization.........................................................................  21
   4.3.    Authority Relative to this Agreement...................................................  22
   4.4.    No Conflicts; Required Filings and Consents............................................  22
   4.5.    SEC Filings; Financial Statements......................................................  23

   4.6.    Absence of Changes or Events...........................................................  24
   4.7.    Litigation.............................................................................  24
   4.8.    Compliance with Law....................................................................  25
   4.9.    Finders or Brokers.....................................................................  25
   4.10.   Tax Matters............................................................................  25
   4.11    Information Statements.................................................................  22

ARTICLE V      COVENANTS AND AGREEMENTS...........................................................  26

   5.1.    Conduct of Business of the Company Pending the Acquisition.............................  26
   5.2.    Preparation of Information Statement; 15 c 211 Filing Statement........................  28
   5.3.    Company Shareholder and Parent Stockholder Meetings....................................  29
   5.4.    Additional Agreements, Cooperation.....................................................  30
   5.5.    Publicity..............................................................................  30
   5.6.    No Solicitation........................................................................  31
   5.7.    Access to Information..................................................................  31
   5.8.    Notification of Certain Matters........................................................  32
   5.9.    Resignation of Officers and Directors..................................................  32
   5.10.   Indemnification........................................................................  32
   5.11.   Shareholder Litigation.................................................................  33
   5.12.   Determination of Optionholders and Warrantholders......................................  33
   5.13.   Preparation of Tax Returns.............................................................  34
   5.14.   Tax-Free Reorganization................................................................  34
   5.15.   SEC Filings; Compliance................................................................  34
   5.16.   Listing of Additional Shares...........................................................

ARTICLE VI     CONDITIONS TO CLOSING..............................................................  34

   6.1.    Conditions to Each Party's Obligation to Effect the Acquisition........................  34
   6.2.    Conditions to Obligations of Parent....................................................  35
   6.3.    Conditions to Obligations of the Company...............................................  36

ARTICLE VII    TERMINATION........................................................................  37

   7.1.    Termination............................................................................  37
   7.2.    Effect of Termination..................................................................  38
   7.3.    Fees and Expenses......................................................................  38

ARTICLE VIII   MISCELLANEOUS......................................................................  39

   8.1.    Nonsurvival of Representations and Warranties..........................................  39
   8.2.    Waiver.................................................................................  39
   8.3.    Attorneys' Fees........................................................................  39
   8.4.    Notices................................................................................  39
   8.5.    Counterparts...........................................................................  40
   8.6.    Interpretation; Construction...........................................................  41
   8.7.    Amendment..............................................................................  41
   8.8.    No Third Party Beneficiaries...........................................................  41
   8.9.    Governing Law..........................................................................  41
   8.10.   Entire Agreement.......................................................................  41
   8.11.   Validity...............................................................................  41


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                                    EXHIBITS

      Company Disclosure Letter

      Exhibit A - [omitted.]

      Exhibit B - Voting Agreement

      Exhibit C - Escrow Agreement

      Exhibit D - [Omitted.]